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                                                                   Exhibit 10.42

                      SEPARATION AND CONSULTING AGREEMENT

     This Separation and Consulting Agreement ("Agreement") is entered into as of April 15, 2003, by and among Columbia Laboratories, Inc., a Delaware corporation having a principal place of business at 345 Eisenhower Parkway, Second Floor - Plaza I, Livingston, NJ 07039 (the "Company"), William J. Bologna Consulting, a company organized under the laws of Ireland and having offices at 155 East 31st Street, New York, New York U.S.A. 10016 ("Consultant"), and William J. Bologna ("Executive"), residing at Titmore Green, Little Wymondly, Hitchen Herts, U.K., who agree as follows:

     WHEREAS, Executive has been employed as Chief Science Officer of the Company and now desires to resign;

     WHEREAS, following his resignation, the Company desires to retain the services of Consultant, of which Executive is a principal owner, as a consultant to the Company;

     WHEREAS, Executive is a principal equity holder of Consultant; and

     WHEREAS, Executive agrees to resign his employment with the Company and to cause Consultant to enter into a consulting relationship with the Company, and Consultant agrees to enter into such consulting relationship, pursuant to the terms of this Agreement.

     NOW, THEREFORE, the parties hereto agree as follows:

     1. Resignation Effective as of the date first above written (the "Resignation Date"), Executive hereby voluntarily resigns his position as Chief Science Officer of the Company and all of his positions as an officer and/or director with the Company's subsidiaries, Columbia Laboratories (Bermuda) Ltd., Columbia Laboratories (France) SA, Columbia Laboratories (UK) Limited, and Columbia Research Laboratories, Inc., and will cease to have any executive, operational or managerial duties with the Company and its subsidiaries. The Executive further agrees not to accept nomination as a director of the Company or stand for re-election as a director at the annual meeting of the Company to be held on May 15, 2003. The Company hereby accepts Executive's resignation, effective as of the Resignation Date.

     2. Compensation Upon Resignation and Consulting Compensation and Benefits

     (a) The Company will pay Executive all compensation due Executive for his services as an employee and officer through the Resignation Date.

     (b) The Company will provide Executive, at the Company's sole expense, through and including December 31, 2006, with group hospitalization, health, and dental care benefits equivalent to the benefits that Executive received from the Company on the Resignation Date, and life insurance in the face amount of US$150,000, which is equivalent to the life insurance benefit that Executive received from the Company on the Resignation Date. Executive acknowledges that group hospitalization, health, and dental care benefits are available only for services performed within the United States. If, for any reason, the Company is not able to maintain any such plan or other benefit or provide benefits equivalent to those provided to

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Executive during his employment, the Company shall reimburse Executive for his full cost of purchasing equivalent benefits. For the avoidance of doubt, all such benefits that Executive will continue to be entitled to receive are set forth on Schedule 2(b) attached hereto.

     (c) Commencing as of the business day following the Resignation Date and lasting for a period ending on October 15, 2004 (the "Consulting Term"), the Company hereby retains Consultant to act as consultant. So long as Executive has not died or been disabled, unless otherwise consented in each case in advance by the Company, the services to be provided by Consultant pursuant to this Agreement shall be provided exclusively by the Executive. During the Consulting Term, Consultant will report to, and will cause the Executive to report to, the Chief Executive Officer of the Company and provide advice and assistance to the Company as requested on matters relating to Company Technology (as defined in Section 8(a)). Consultant shall cause Executive and Executive agrees to make himself available for such services at mutually convenient times and places upon notice (not less than five (5) business days' notice if his physical presence is required) from the Company's Chief Executive Officer or his/her authorized designee. Notwithstanding the foregoing, the Consultant shall not, during any month, be required to cause the Executive to devote, and Executive shall not be required to devote, more than 25% of his business time to the affairs of the Company.

     (d) The Company shall pay Consultant a fee for ongoing consulting services at the rate of five thousand dollars (US$25,000.00) per month during the Consulting Term. Payment of such fee shall be made monthly, in arrears, subject to any withholdings required by applicable law. It is understood that Consultant will perform services at the request of the Company, so such fee is payable regardless of the extent to which the Company requests consulting services during any particular month during the Consulting Term.

     (e) The Company will reimburse Consultant for all actual, documented, and reasonable out-of-pocket expenses necessarily incurred in providing the services of Executive under this Agreement as requested by the Company and, in the case of international travel, approved in writing in advance by the Chief Executive Officer of the Company.

     (f) Because of Consultant's status as an independent contractor, neither Consultant nor Executive shall be entitled to any payments from the Company related to employment rights, pension or welfare benefits (other than as provided in subsection (b) pertaining to continuing benefits above) in connection with its services as a Consultant hereunder or Executive's services performed on behalf of Consultant, or to any reimbursement for such benefits as Consultant shall provide to Executive.

     (g) This Agreement shall not constitute or establish an agency, joint venture, partnership or employment relationship between the parties. Consultant (and Executive when acting on behalf of Consultant) will perform the consulting services for the Company under this Agreement as independent contractors. As independent contractors, neither Consultant nor Executive shall have power or authority to act for, represent or bind the Company in any manner, and Executive agrees not to represent himself to be an employee of the Company.

     (h) Unless withholding by the Company is required by any applicable law, Consultant shall be solely responsible for the reporting and payment of any contributions, taxes (including

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self-employment taxes) or other assessments imposed upon the compensation for consulting services rendered under this Agreement, including, without limitation, the withholding of every tax, impost, governmental charge or other payment, including without limitation, interest and penalties (collectively "taxes") required to be paid by or on behalf of Executive or Consultant in any country and under any applicable national state or other local law. Unless withholding by the Company is required by any applicable law, the Company will not make withholdings with respect to any such taxes for amounts to be paid pursuant to this Section 2. Consultant and Executive agree to indemnify fully and hold the Company harmless from any and all claims made against the Company as a result of Consultant's or Executive's failure to make any such withholdings or pay any such taxes, and all related costs and expenses (including any and all reasonable attorneys' fees and costs of investigation, litigation, settlement and judgment).

     3. Repayment of Loan

     (a) Executive hereby affirms and agrees that during 1993 the Company loaned Executive $110,350, under notes that bear interest at 10% per annum, are unsecured but with full recourse, and are in default, and Executive further agrees that at March 30, 2003, the total outstanding balance on the notes, including principal and interest, was US$213,881. On or before June 30, 2003 (the date of payment being referred to as the "Payment Date"), Executive shall repay the entire principal amount of such Loan and all interest accrued thereon through the Payment Date (the "Loan Amount") by any of the following means: (a) by tendering the entire Loan Amount in cash; (b) by tendering a portion of the Loan Amount in cash and the balance in common stock of the Company; or (c) by tendering the entire Loan Amount in common stock of the Company. If all or any portion of the Loan Amount is tendered in common stock, the number of shares required to be tendered shall be equal to (x) the portion of the Loan Amount to be paid in common stock, divided by (y) the average closing price of the common stock on the American Stock Exchange as of the ten (10) trading days immediately preceding the date on which the Loan Amount is paid.

     (b) Payment of the Loan Amount shall be made on the Payment Date by bank wire transfer to an account of the Company of which Executive has received separate written notice for such amount, if any, as is repaid in cash, and by a tender of certificates for the requisite number of shares of common stock (with attached stock powers pertaining to the number of shares being tendered) duly endorsed to the Company, with appropriate signature guarantees, at the principal offices of the Company. If certificates for a number of shares exceeding the number to be transferred to the Company are delivered, the Company shall promptly deliver a balance certificate to the Executive.

     (c) If, and solely if, Executive fails to pay the entire Loan Amount on or before June 30, 2003, the Company shall be entitled immediately to set off against, and pay from, any and all fees and other amounts then due or thereafter to become due to Consultant or Executive pursuant to this Agreement the amount of the Loan Amount that has not been paid.

     4. Representations and Warranties

     (a) By the Consultant and the Executive: Consultant and Executive represent and warrant that each is free to enter into this Agreement, that neither of them has made, prior to the

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Consulting Term, and that neither of them will hereafter make, any agreements that would be in conflict with this Agreement, without first obtaining the Company's written approval, which may be granted or denied in the sole discretion of the Company. During the Consulting Term, Consultant and Executive will disclose to the Company the general nature of any other employment or consulting engagement prior to accepting such employment or consulting engagement. The foregoing shall not be interpreted to limit the covenants set forth in Section 8 in any way.

     (b) By the Company: The Company represents and warrants that all necessary corporate action has been taken to authorize the execution, delivery and full and complete performance of the Agreement.

     5. Releases of Claims

     (a) As a condition of the Company's willingness to enter into this Agreement and to engage Consultant as a consultant hereunder (which engagement would not be required in the absence of this Agreement), and in consideration for the agreements of the Company contained in this Agreement, Executive, with the intention of binding himself, Consultant, his heirs, beneficiaries, trustees, administrators, executors, assigns and legal representatives (collectively, hereinafter, the "Executive Releasors") hereby releases and forever discharges (i) the Company; (ii) all parent, affiliated and subsidiary entities of the Company and all of its or their successors or assigns, and (iii) all of its or their current, former and future officers, directors, shareholders, employees, agents, attorneys, independent contractors, and legal representatives (whether acting as agents for the Company or in individual capacities (collectively, hereinafter, the "Company Releasees") from, and hereby acknowledges full accord and satisfaction of, any and all claims, demands, causes of action, and liabilities of any kind whatsoever (upon any legal or equitable theory, whether contractual, at common law, statutory, under federal, state or local law of the United States or any other jurisdiction, or otherwise), whether known or unknown, asserted or unasserted, by reason of any act, omission, transaction, agreement or occurrence that the Executive Releasors ever had, now have or hereafter may have against the Company Releasees up to and including the date of the execution of this Agreement. Without limiting the generality of the foregoing, the Executive Releasors hereby release and forever discharge the Company Releasees from:

          (i) any and all claims relating to or arising from Executive's employment with the Company, the terms and conditions of such employment, and the termination of such employment;

          (ii) any and all claims of employment discrimination under any federal, state or local statute or ordinance, public policy or the common law, including, without limitation, any and all claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Employee Retirement Income Security Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Equal Pay Act, the Rehabilitation Act of 1973, the New York State Executive Law, the New York City Administrative Code, the New Jersey Law Against Discrimination, the New Jersey

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Conscientious Employee Protection Act, the New Jersey Equal Pay Act, and the New
Jersey Family Leave Act, as such laws have been or may be amended;

          (iii) any and all claims under federal or state securities laws and regulations, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Sarbanes-Oxley Act of 2002;

          (iv) any and all claims for slander, libel, defamation, negligent or intentional infliction of emotional distress, prima facie tort, invasion of privacy, negligence, compensatory or punitive damages, or any other claim for damages or injury of any kind whatsoever; and

          (v) any and all claims for monetary recovery, including, without limitation, attorneys' fees, experts' fees, medical fees or expenses, costs and disbursements and the like.

     (b) In no event shall Executive be deemed by this Section 5 to have released (i) any rights or claims he may have for payments or benefits under this Agreement, including payments due to Consultant hereunder and (ii) his right to indemnification or contribution as provided by law or the certificate of incorporation, bylaws or policies of the Company or to protection under any directors' and officers' liability insurance policies maintained by the Company. The Company agrees that the protections accorded to Executive under its Certificate of Incorporation and/or Bylaws will not be reduced, except as required by the mandatory application of revisions of applicable law, and Executive will be entitled to such protection under the directors' and officers' liability insurance policies maintained by the Company from time to time on an equal basis with other persons who are serving as officers and/or directors on the date hereof.

     (c) In consideration of the foregoing release and the further undertakings of Executive and Consultant set forth in this Agreement, the Company, for itself and on behalf of its current, former and future officers, directors, shareholders, employees, agents, attorneys, independent contractors, and legal representatives, parents, subsidiaries, affiliates, successors and assigns (whether acting as agents for the Company or in individual capacities (collectively, hereinafter, the "Company Releasors") hereby release and forever discharge the Executive, his heirs, successors and assigns ("Executive Releasees") from, and hereby acknowledges full accord and satisfaction of, any and all claims, demands, causes of action, and liabilities of any kind whatsoever (upon any legal or equitable theory, whether contractual, at common law, statutory, under federal, state or local law of the United States or any other jurisdiction, or otherwise), whether known or unknown, asserted or unasserted, by reason of any act, omission, transaction, agreement or occurrence that Company Releasors ever had, now have or hereafter may have against the Executive up to and including the date of the execution of this Agreement. In no event, however, shall the Executive Releasees be deemed by this Section 5 to have been released in respect of (i) any obligations undertaken by Executive or Consultant pursuant to this Agreement, including, without limitation, repayment of the loan as provided in Section 3, (ii) any violations of securities law, or
(iii) any act or inaction constituting fraud or willful misconduct. Without limiting the generality of the foregoing, the Company Releasors hereby release and forever discharge the Executive Releasees from:

          (i) any and all claims relating to or arising from Executive's employment the Company;

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          (ii) any and all claims for slander, libel, defamation, negligent or intentional infliction of emotional distress, prima facie tort, invasion of privacy, negligence, compensatory or punitive damages, or any other claim for damages or injury of any kind whatsoever; and

          (iii) any and all claims for monetary recovery, including, without limitation, attorneys' fees, experts' fees, medical fees or expenses, costs and disbursements and the like.

     6. Confidential Information Executive and Consultant (hereafter in this
Section 6 and Sections 7 and 8 sometimes collectively referred to for convenience as the "Executive") agree that all Confidential Information that has come into Executive's possession by reason of Executive's employment with the Company, or comes into Executive's possession by reason of the consulting services performed for the Company pursuant to this Agreement, is the exclusive property of the Company and shall not be used except in the course of providing consulting services for Company's exclusive benefit. Further, Executive shall not, during the Consulting Term or thereafter, disclose or acknowledge the content of any Confidential Information to any person who is not an agent, employee, officer, or director of the Company authorized to possess such confidential information. "Confidential Information" means all proprietary information reasonably relating to the business and operations of the Company. Confidential Information includes by way of illustration and without limitation: trade secrets, business plans, marketing plans and strategies, pricing information, financial data, customer and supplier information, regulatory approval strategies, new products, and other proprietary information that was developed, assembled, gathered by, or originated with the Company for its own private use. "Non-Confidential Information" means all information concerning the business and operations of the Company that does not constitute Confidential Information. The Company agrees that during the Consulting Term it will use good faith efforts to designate as Non-Confidential Information all materials delivered or made available to Executive which the Company deems to not constitute Confidential Information. Nothing herein is intended to preclude the use or disclosure of Confidential Information by Executive as is necessary to the performance of consulting duties under this Agreement and in furtherance of the Company's best interests, as required by applicable law, or as otherwise authorized by the Company. Executive agrees that upon the termination of his employment with the Company and upon termination of the Consulting Term, Executive will return all documents, writings, electronic storage devices, and other tangible things containing any Confidential Information then in Executive's possession to the Company without making or retaining copies, excerpts, or notes of such information. Under no circumstances, however, shall this Section 6 be interpreted in any way to restrict or otherwise prevent Executive from fully performing his consulting duties for the Company. Confidential Information shall exclude any information that (i) is independently developed by Executive without the use of any Confidential Information (as evidenced by written records maintained in the ordinary course of business),
(ii) is received without an obligation of nondisclosure by Executive from a third party who has a lawful right to so disclose, (iii) is currently in the public domain, or (iv) hereafter comes into the public domain through no action or fault on the part of Executive.

     7. Obligations Regarding Inventions

     (a) Executive represents, warrants and covenants that as of (i) the Resignation Date, and (ii) the date on which the Consulting Term terminates, Executive will have disclosed to the

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Company, or any persons designated by it, and that Executive will not have used himself or disclosed to anyone else and will not use himself or disclose to anyone else at any time thereafter, except in performing the consulting services hereunder, without the prior written consent of the Company, all inventive compositions, formulations, methods, processes, techniques, improvements, know-how, and data, whether or not patentable, that are made, conceived, reduced to practice, or learned by him either alone or jointly with others, during the period of his employment and provision of consulting services pursuant to this Agreement that are related to Company Technology (collectively "Inventions"). Executive also represents, warrants, and covenants that, during the period of his employment and during the Consulting Term, Executive has maintained and will maintain appropriate records to document the Inventions and to provide all such records or other information in his possession regarding the Inventions to the Company or, if appropriate, to the Company's intellectual property attorneys. On or prior to the Resignation Date Executive shall have turned over to the Company all records Executive has prepared with respect to the Inventions. Upon termination of the Consulting Term, Executive will turn over any additional such records he may prepare during the Consulting Term.

     (b) Executive agrees that the Inventions are the sole property of the Company and its assigns, and the Company and its assigns are the sole owner of all patents, copyrights, trade secrets, and other intellectual property rights (collectively, "IP Rights") in connection therewith. Executive hereby assigns to the Company all right, title and interest he may have or acquire in the Inventions.

     (c) Executive further agrees as to the Inventions to assist the Company in every reasonable and proper way (but at the Company's expense) to obtain and from time to time enforce IP Rights regarding the Inventions in any and all countries, and to that end Executive will execute all documents relating to inventorship or his inventive contributions for use in applying for and obtaining such IP Rights thereon and enforcing same, as the Company may desire, together with any assignments thereof to, or other documents evidencing ownership by, the Company or entities or persons designated by it. If, for any reason, the Company is unable to obtain Executive's signature to any such document, Executive hereby irrevocably designates and appoints the Chief Executive Officer of the Company as his agent and attorney-in-fact to execute and file any such documents, with the same legal force and effect as if Executive had executed them. Executive agrees that these obligations to assist the Company in obtaining and enforcing IP Rights in any and all countries shall continue beyond the termination of Executive's employment and the Consulting Term, in return for which assistance the Company shall compensate Executive at a reasonable rate for time actually spent and expenses reasonably incurred by him at the Company's request on such assistance.

     8. Restrictive Covenants

     (a) During the time that Consultant is receiving payments from the Company pursuant to this Agreement, neither Executive nor Consultant will compete directly with the Company anywhere in the world by rendering services or providing assistance with respect to its business, which is the sustained and or controlled delivery of drugs using bioadhesive formulations that attach to epithelial and/or mucosal surfaces (collectively referred to as "Company Technology"). The term "compete" as used herein means that Executive or

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Consultant engages in research, development, design, consulting, manufacturing, marketing, promotion, or sales with respect to the Company Technology for a third party or for its or their own interest.

     (b) Executive and Consultant also agree that during the period stated in subsection (a) above, neither of them will (i) directly solicit or encourage in any manner the resignation of any employee of the Company or any of its subsidiaries; or (ii) directly or indirectly solicit or divert customers, vendors, or business of the Company or any of its subsidiaries (provided that Executive and Consultant may deal with any such customers or vendors in any manner which does not violate the provisions of subsection (a) above); or (iii) attempt to influence, directly or indirectly, any person or entity to cease, reduce, alter or rearrange any business relationship with the Company or any of its subsidiaries.

     (c) Executive and Consultant acknowledge and agree that they consider the restrictions set forth in this Section 8 to be reasonable both individually and in the aggregate, and that the duration, geographic scope, extent and application of each of these restrictions are no greater than is necessary for the protection of the Company's legitimate interests. It is the desire and intent of Executive, Consultant and the Company that the provisions of this
Section 8 shall be enforced to the fullest extent possible under the laws and public policies of the State of New York. The Company, Executive and Consultant further agree that if any particular provision or portion of this Section 8 shall be adjudicated to be invalid or unenforceable, such adjudication shall apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. The Company, Executive and Consultant further agree that in the event that any restriction herein shall be found to be void or unenforceable but would be valid or enforceable if some part or parts thereof were deleted or the period or area of application reduced, such restriction shall apply with modification as may be necessary to make it valid, and Executive, Consultant and the Company empower a court of competent jurisdiction to modify, reduce or otherwise reform such provision(s) in such fashion as to carry out the parties' intent to grant the Company the maximum allowable protection consistent with the applicable law and facts and the express exceptions contained herein.

     (d) Without limiting the foregoing, Executive will not be deemed to be in competition with the Company by reason of his employment by an enterprise ("Subsequent Employer") whose businesses include both (i) activities that involve the Company Technology ("Covered Business") and (ii) activities that do not involve the Company Technology ("Excluded Business") upon satisfaction of the following conditions: (A) Executive delivers to the Subsequent Employer a copy of this Agreement or an extract thereof setting forth fully and completely the restrictions set forth in Section 6 and this Section 8; (B) the Subsequent Employer executes and delivers to the Company a written agreement in which, as a condition to Executive's employment, the Subsequent Employer (1) acknowledges receipt of such restrictions, (2) agrees to employ Executive only in the Excluded Business, (3) agrees to cause the executive in charge of the Covered Business to acknowledge such restrictions in writing and agree that Executive will not be permitted to participate in the Covered Business, (4) agrees to establish reasonable internal policies and procedures to prevent violation of such restrictions or disclosure by Executive to personnel engaged in the Covered Business, and (5) agrees that the Company shall be entitled to enforce such agreement directly against the Subsequent Employer;

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and (C) Executive and the Subsequent Employer perform their obligations pursuant to this Agreement and such agreement.

     9. Duty of Cooperation Without limiting the provisions of Section 7(c), both during and following the Consulting Term, Executive and Consultant will cooperate reasonably with the Company, upon request, in relation to the defense, prosecution or other involvement in any continuing or future claims, lawsuits, charges, and internal or external investigations which arise out of events or business matters which either have occurred, or will occur, during Executive's employment by the Company or the Consulting Term, and of which Executive has or had knowledge. Such continuing duty of cooperation shall include making Executive available to the Company, upon reasonable notice, for depositions, interviews, and appearance as a witness, and furnishing information to the Company and its legal counsel upon request. The Company will reimburse actual documented reasonable out-of-pocket expenses necessarily incurred in assisting the Company in this manner, such as travel, lodging and meals. Company will also compensate Executive at a reasonable rate for time actually spent by him at the Company's request fulfilling Executive's obligations under this Section 9.

     10. No Commencement of Legal Proceedings Executive represents that he has not commenced or caused to be commenced, or participated, aided or cooperated in, any action, charge, complaint, proceeding of any kind (on his behalf or on behalf of any other person or as a member of any alleged class of persons) that is presently pending in any court or before any administrative, regulatory or investigative body or agency, against or involving the Company or the Company Releasees. Further, Executive agrees that he will not recover upon, or otherwise enforce or accept monies from any judgment, decision or award upon any claim released by Executive in Section 4 of this Agreement.

     11. No Disparagement Executive agrees that he will not disparage or encourage or induce others to disparage the Company or any of the Company Releasees. For the purposes of this Agreement, "disparage" includes, without limitation, comments or statements to any person or entity, including but not limited to the press and/or media, employees, officers, directors, or shareholders of the Company or any entity with which the Company has a business relationship, which could reasonably be expected to adversely affect in any manner (a) the conduct of the business of the Company or any of the Company Releasees (including but not limited to any business plans or prospects), or (b) the reputation of the Company or any of the Company Releasees. The Company agrees that it and its agents will not disparage Executive.

     12. No Admissibility The making of this Agreement is not intended, and shall not be construed, as an admission that the Company, or any person now or previously employed by or associated with the Company, has violated any federal, state or local law, ordinance, regulation, public policy or common law rule, or has committed any wrong whatsoever against Executive.

     13. Shares Owned by Executive Executive affirms that on the Resignation Date he is the beneficial owner of 3,128,310 shares of the Company's common stock, which includes (i) 20,570 shares issuable upon conversion of 1,000 shares of Series B Preferred Stock, (ii) 71,428 shares issuable upon conversion of 250 shares of Series C Preferred Stock, (iii) 1,298,750 shares issuable upon exercise of options and warrants which are currently exercisable, and (iv) 498,062 shares beneficially owned by Executive's spouse. Executive shall comply with all applicable laws in

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connection with every offer, sale, or other transfer of such shares. Executive acknowledges and agrees that (i) the United States securities laws prohibit any person who has material non-public information about a company from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities, (ii) that on the Resignation Date Executive directly or indirectly beneficially owns more than five percent (5%) of the Company's issued and outstanding common stock, (iii) that so long as he directly or indirectly beneficially owns more than five percent (5%) of the Company's issued and outstanding common stock, he will be subject to periodic reporting obligations pursuant to the U.S. Securities Exchange Act of 1934, as amended, and (iv) he will comply with his obligations pursuant to such laws.

     14. Return of Property Executive will promptly remove from the Company's premises all personal property of Executive and return to the Company the items of personal property belonging to the Company listed on the attached Schedule
14. Executive represents and warrants that the items of personal property listed on Schedule 14 are all of the items of personal property belonging to the Company that Executive has in his possession.

     15. General

     (a) Enforcement/Severability/Reformation: The parties agree that a breach or threatened breach of any protective or restrictive provisions contained in
Section 6, Section 7 or Section 8 will cause immediate irreparable harm to the Company for which legal remedies alone are inadequate to compensate. Therefore, Executive agrees that those provisions shall be enforceable in equity by specific performance, temporary restraining order, temporary or permanent injunction or otherwise in addition to, but without limitation of, any monetary damages, sanctions or other legal remedies available, plus recovery by the Company of its reasonable attorneys' fees and expenses incurred in enforcing those provisions. The parties further agree that in the event that any provisions of this Agreement are declared invalid or unenforceable, as written, the remaining provisions shall not be abridged or affected.

     (b) Notice: Any notice or other communication required or permitted under this Agreement by either party hereto to the other will be in writing, and will be deemed effective upon (i) personal delivery, if delivered by hand, (ii) three days after the date of deposit in the mails, postage prepaid, if mailed by certified or registered mail, or (iii) the next business day, if sent by a prepaid overnight courier service, and in each case addressed as follows:

          If to Executive:

               William J. Bologna
               Titmore Green
               Little Wymondly
               Hitchen Herts, UK

          If to the Consultant:

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               William J. Bologna Consulting
               155 East 31/st/ Street
               New York, NY 10016

          If to Company:

               President
               Columbia Laboratories, Inc.
               345 Eisenhower Parkway
               Second Floor - Plaza I
               Livingston, NJ 07039

          With a copy to:

               General Counsel
               Columbia Laboratories, Inc.
               345 Eisenhower Parkway
               Second Floor - Plaza I
               Livingston, NJ 07039

     Either party may change the address or addresses to which notices are to be sent by giving notice of such change of address in the manner provided by this
Section 15(b).

     (c) Assignability: Neither this Agreement nor any rights or obligations hereunder may be assigned by one party without the written consent of the other, except that the Company may assign this Agreement to any subsidiary, parent or affiliate entity, and this Agreement shall inure to the benefit of any successor of the Company, whether by merger, consolidation, sale of assets or otherwise, and reference herein to the Company shall be deemed to include any such successor or successors. The obligations of Executive hereunder shall be binding upon him and his heirs, successors and assigns.

     (d) Interpretation: Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or construing this Agreement shall not apply a presumption that the provisions hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the Agreement, it being agreed that both parties (by their respective attorneys) have participated in the preparation of this Agreement.

     (e) Counterparts: This Agreement may be executed in counterparts, and each counterpart when executed shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

     (f) Governing Law; Submission to Jurisdiction:

          (i) This Agreement will be governed by and construed in accordance with the substantive laws of the State of New York, without application of its conflict or choice of law provisions.

          (ii) Each party agrees that any suit, action or proceeding with respect to this Agreement, and the performance of the parties hereunder shall only be brought in the courts of the State of New York in the County of New York, City of New York, or in the United States District Court for the Southern District of New York. Accordingly, each party submits irrevocably to the exclusive jurisdiction of each such court for the purpose of any such suit, action or proceeding and waives irrevocably both any right which it may have to bring any such suit, action or proceeding in any forum other than a court of the State of New York in the County of New York, City of New York, or in the United States District Court for the Southern District of New York, and any defense which it may have to the enforcement of this provision, whether based on the inconvenience of the forum or otherwise. Each party acknowledges that service of process in any such suit, action or proceeding may be effected in the manner provided in Section 15(b), as well as in any manner then permitted, as the case may be, under the New York Civil Practice Law and Rules or the Federal Rules of Civil Procedure of the United States of America.

     (g) No Debarment: Executive warrants and represents that he has never been, and is not currently, an individual who has been debarred by the United States Food and Drug Administration ("FDA") pursuant to 21 U.S.C. (S)335a (a) or (b) ("Debarred Individual") from providing services in any capacity to a person that has an approved or pending drug product application. Consultant and Executive further warrant and represent that Executive will personally perform all services to be performed under this agreement and will not obtain advice or assistance from any Debarred Individual or from any corporation, partnership, or association that has been debarred by the FDA pursuant to 21 U.S.C. (S)335a (a) or (b) ("Debarred Entity") from submitting or assisting in the submission of a drug product application. Executive and Consultant further warrant and represent that they have no knowledge of any circumstances that may affect the accuracy of the foregoing warranties and representations, including, but not limited to, FDA investigations of, or debarment proceedings against, Executive, Consultant or any person or entity with which either is associated or that provides services to either of them, and Executive and Consultant will immediately notify the Company if either becomes aware of any such circumstances during the term of this Agreement.

     (h) Survival: Executive's obligations set forth in Sections 6, 7, 8 and 11 represent independent covenants by which Executive and Consultant are and will remain bound notwithstanding any breach or claim of breach by the Company, and, together with the provisions of Section 9 and this Section 15, will survive the termination or expiration of this Agreement; provided, however, that the obligations set forth in Section 8 shall terminate if the Company fails to make any payment of any installment of the consulting fees provided in Section 2(d) and such failure shall continue for a period of ten (10) days after written notice of such failure is delivered to the Company.

     (i) Headings: The headings contained in this Agreement are for reference purposes only, and will not affect the meaning or interpretation of this Agreement.

     (j) Entire Agreement: This Agreement, including the recitals hereto, contains the entire agreement and understanding between the Company and Executive relating to his separation from employment and his engagement by the Company as a consultant, and is intended to supersede all prior communications, negotiations and agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof. This is an integrated document. Without limiting the foregoing, it is acknowledged and agreed that each of (i) the Employment Agreement between the Executive and the Company, dated as of January 1, 1996, as amended, (ii) the employment agreement between the Company and Executive, dated April 30, 1992 and (iii) the employment agreement between the Company and Executive, dated January 1, 1990, has terminated and is of no effect whatsoever.

     16. Acknowledgement and Certification Executive acknowledges and certifies that he:

     (a) Has read and understands all of the terms of this Agreement and does not rely on any representation or statement, written or oral, not set forth in this Agreement;

     (b) Has had a reasonable period of time to consider this Agreement;

     (c) Is signing this Agreement knowingly and voluntarily;

     (d) Has been advised to consult with an attorney before signing this Agreement;

     (e) Has had the opportunity to consider the terms of this Agreement for at least twenty-one days, and that if he took fewer than twenty-one days, he agrees that he had ample and reasonable time in which to review it; and

     (f) Has the right to revoke this Agreement within seven days after signing it, by providing written notice of revocation to the Company, in care of its General Counsel, in which event this Agreement becomes null and void in its entirety.

                            [Signature Page Follows]

     IN WITNESS WHEREOF, intending to be legally bound, the parties have executed this Agreement as of the date first set forth below above.

                                                  COLUMBIA LABORATORIES, INC.


                                                  By: /s/ Fred Wilkinson
                                                      --------------------------
                                                  Name: Fred Wilkinson
                                                  Title: President Illegible


                                                  EXECUTIVE


                                                  /s/ William J. Bologna
                                                  ------------------------------
                                                  William J. Bologna


                                                  WILLIAM J. BOLOGNA CONSULTING


                                                  By: /s/ William J. Bologna
                                                      --------------------------
                                                  Name: William J. Bologna
                                                  Title:

                                 SCHEDULE 2(B)

                         CONTINUING INSURANCE BENEFITS

1. Medical benefits in accordance with the Company's group health insurance plan, currently with Oxford Health Insurance, Inc., subject to geographic limitations, co-payment and other terms and conditions of such plan.

2. Dental benefits in accordance with the Company's group health insurance plan, currently with Met Life, subject to geographic limitations, co-payment and other terms and conditions of such plan.

3. Life insurance, with death benefit of $150,000, in accordance with the Company's group life insurance policy, currently underwritten by UNUM Life Insurance, subject to the terms and conditions of such policy.

                                  SCHEDULE 14

                 COMPANY-OWNED PERSONAL PROPERTY BEING RETURNED

1.   Two Visa cards;

2.   Electronic key for Paris office;

3.   VAIO laptop computer